Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
info@creditriskmonitor.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces 1Q Results

VALLEY COTTAGE, NY—May 10, 2012—CreditRiskMonitor (Symbol: CRMZ) reported that revenues increased 8% to $2.65 million for the 3 months ended March 31, 2012 compared to $2.44 million in last year’s first quarter. Operating income for the quarter was $83,000, down from $219,000 in the prior year period. Cash and marketable securities increased $383,000 since 2011 year-end, to nearly $8.7 million.

Jerry Flum, CEO, said, “The Company continues to invest in building its sales and service staff, enhancing infrastructure, adding new data, and creating new tools for subscribers. For example, we added a new suite of reporting and analysis features to our service, creating a new reason for more of our subscribers to contribute their accounts receivable (“A/R”) files to CRMZ. Adding more of this proprietary A/R data makes our credit reports on both public and private companies more useful. We believe that these and similar uses of cash will enhance our long-term results, but the increased expenses penalize our profitability in the short term.”

CREDITRISKMONITOR.COM, INC.
STATEMENTS OF OPERATIONS
FOR THE 3 MONTHS ENDED MARCH 31, 2012 AND 2011
(Unaudited)

	2012	2011

Operating revenues	$2,645,255	$2,439,961

Operating expenses:
Data and product costs	926,745	833,927
Selling, general and administrative expenses	1,597,360	1,345,513
Depreciation and amortization	38,141	41,222

Total operating expenses	2,562,246	2,220,662

Income from operations	83,009	219,299
Other income (expense), net	(2,811)	1,551

Income before income taxes	80,198	220,850
Provision for income taxes	(32,144)	(91,439)

Net income	$48,054	$129,411

Net income per common share of stock:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

Weighted average number of common shares outstanding:
Basic	7,939,165	7,899,462
Diluted	8,216,064	8,363,268

CREDITRISKMONITOR.COM, INC.
BALANCE SHEETS
MARCH 31, 2012 AND DECEMBER 31, 2011

	March 31,	Dec. 31,
	2012	2011
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$6,917,136	$6,531,204
Marketable securities	1,749,940	1,753,072
Accounts receivable, net of allowance	1,861,744	1,551,213
Other current assets	390,581	451,143

Total current assets	10,919,401	10,286,632

Property and equipment, net	294,519	306,810
Goodwill	1,954,460	1,954,460
Other assets	54,287	23,232

Total assets	$13,222,667	$12,571,134

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	$7,400,978	$6,471,494
Accounts payable	72,743	60,941
Accrued expenses	657,830	1,087,163
Deferred taxes on income	189,529	157,385

Total current liabilities	8,321,080	7,776,983

Other liabilities	4,288	3,714

Total liabilities	8,325,368	7,780,697

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued	-	-
Common stock, $.01 par value; authorized 25,000,000 shares; issued and outstanding 7,943,462 and 7,920,462 shares, respectively	79,434	79,204
Additional paid-in capital	28,656,257	28,597,679
Accumulated deficit	(23,838,392)	(23,886,446)

Total stockholders’ equity	4,897,299	4,790,437

Total liabilities and stockholders’ equity	$13,222,667	$12,571,134

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals that competes with Dun & Bradstreet, Equifax and Experian.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.